Exhibit 10.1

EMPLOYMENT AGREEMENT

          This Employment Agreement (this “Agreement”), dated as of August 7, 2003, is entered into between Viewpoint Corporation, a Delaware Corporation with its principal office at 498 Seventh Avenue, New York, N.Y. 10018 (“Viewpoint”), and Jerry S. Amato (“Executive”).

          WHEREAS, Viewpoint desires to retain Executive’s services as President and Chief Executive Officer, and Executive desires to be retained by Viewpoint to serve as President and Chief Executive Officer of Viewpoint.

          NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto hereby agree as follows:

1. Employment; Term.

(a) Duties and Responsibilities. Subject to the terms and conditions of this Agreement, Viewpoint hereby employs Executive, and Executive hereby accepts employment with Viewpoint, as Chief Executive Officer. In addition, Viewpoint shall nominate Executive for membership on the Board of Directors (the “Board”), which shall be subject to the approval of Viewpoint’s shareholders. Executive shall devote his full business time and attention to the business and affairs of Viewpoint and its subsidiaries. Notwithstanding the foregoing, Viewpoint agrees that Executive may serve as a director of other entities, so long as such entities are not direct or indirect competitors of Viewpoint and such service does not otherwise interfere with Executive’s performance of his duties hereunder. Executive shall observe and comply with Viewpoint’s policies, rules and regulations regarding the performance of his duties, shall use his best efforts, skills and abilities to promote Viewpoint’s interests and shall perform his duties faithfully, competently and in such manner as Viewpoint’s Board may from time to time reasonably direct.

(b) Duty of Loyalty. Executive will execute the “Duty of Loyalty Agreement” that is annexed hereto as Exhibit A and is made a part of this Agreement; provided, however, that in the event of a conflict between the Duty of Loyalty Agreement and this Agreement, the provisions of this Agreement shall apply.

(c) Principal Place of Employment. Executive’s principal place of employment shall be at Viewpoint’s headquarters in New York, New York, or at such other location as shall be mutually acceptable to Executive and the Board.

(d) Representations. Executive affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, Executive’s acceptance of employment hereunder, the employment of Executive by Viewpoint, or Executive’s undertakings under this Agreement.

(e) Executive’s employment hereunder shall commence on August 11, 2003 (the “Commencement Date”), and terminate at 12:01 a.m. on August 11, 2005, unless terminated earlier pursuant to Section 3 below.

          2. Compensation and Benefits. Viewpoint shall pay the following compensation and provide the benefits to Executive during the Term of Employment:

(a) Base Salary. Executive shall receive a base salary of $395,000 per annum (the “Base Salary”), payable in approximately equal installments in accordance with the customary payroll practices of Viewpoint. If the rate of Base Salary per annum paid to Executive is increased during the Term of Employment, such increased rate shall thereafter constitute the Base Salary for all purposes of this

Agreement. Executive’s Base Salary shall not be decreased during the Term of Employment without the mutual consent of Executive and Company.

(b) Signing Bonus. Viewpoint shall pay to Executive a one-time bonus of $50,000 on the date this Agreement is executed by Executive.

(c) Bonus Compensation.

(i)	Annual Bonuses. Viewpoint and Executive will negotiate in good faith to develop an annual performance-based incentive bonus program for Executive individually or for Executive as a participant in an incentive compensation plan for senior executives.

(ii)	Profitability-Based Bonuses. Executive shall be eligible to receive the following bonuses:

(A)	The first time Viewpoint achieves Profitability (as defined below) during the Term of Employment for a fiscal quarterly period, if at all, Viewpoint will pay to Executive a bonus of $100,000 within thirty (30) days following Viewpoint’s announcement of its financial results for such quarter.

(B)	The first time Viewpoint achieves Profitability for two (2) consecutive fiscal quarters during the Term of Employment, if at all, Viewpoint will pay to Executive a bonus of $130,000 within thirty (30) days following Viewpoint’s announcement of its financial results for such second such quarter.

(C)	For purposes of this Section 2(c)(ii), “Profitability” means positive earnings per share calculated before interest, depreciation, amortization, non-cash stock-based compensation charges, and impairment of goodwill and other intangible assets but after accrual for performance-based any bonus(es) described in this Section 2(c).

(d) Option to Acquire Viewpoint Common Stock. Viewpoint will grant to Executive an option to acquire 1,250,000 shares of Viewpoint common stock (the “Option”) at an exercise price equal to the closing price of Viewpoint’s common stock at the close of business on the business day immediately preceding the Commencement Date. Fifty percent (50%) of the shares subject to the Option will vest on the first (1st) anniversary of the Commencement Date and the remaining fifty percent (50%) of the shares will vest on the second anniversary of the Commencement Date. The Option will be subject to the terms of an award agreement to be executed by Viewpoint and Executive.

(e) Life Insurance. During the Term of Employment, Viewpoint will reimburse Executive for the cost of acquiring a term life insurance policy with a death benefit of $5,000,000 payable to Executive’s beneficiaries.

(f) Automobile. Viewpoint will reimburse Executive for his reasonable expenses associated with use of an automobile, primarily for business purposes, in an amount not to exceed $1,500 per month throughout the Term of Employment.

(g) Benefit Plan; Vacation. Executive shall be entitled to participate in all benefit plans maintained for Viewpoint employees and shall be entitled to four (4) weeks of paid vacation per annum.

(h) Withholdings and Deductions. The payment of any Base Salary, bonus or other compensation hereunder shall be subject to income tax, social security and other applicable withholdings, as well as such deductions as may be required under Viewpoint’s employee benefit plans.

(i) Disability Insurance. During the Term of Employment, Viewpoint will provide, or reimburse Executive for premiums paid to acquire, a long-term disability insurance policy which will provide benefits for a qualifying disability of sixty percent (60%) of Executive’s last pre-disability Base Salary, on an after tax basis, for the entire period of Executive’s disability for a maximum period ending on Executive’s sixty-fifth (65th) birthday; provided, however, that if the foregoing disability insurance does not result in the payment of monthly disability benefits that are greater than or equal to Executive’s monthly Base Salary compensation on an after tax basis, Viewpoint shall pay Executive a monthly sum representing the difference between the two amounts, which monthly payments shall continue until the earlier of the date disability benefits cease and the date that is twenty-four (24) months following the date the first such payment is made.

(j) D&O Insurance; Defense and Indemnification.

(i)	During the Term of Employment, Viewpoint shall maintain directors and officers insurance (“D&O Insurance”) in a liability amount of no less than $15,000,000 and shall cause Executive to be named as an additional insured under such policy. Viewpoint also agrees to obtain tail coverage for Executive with respect to said D&O Insurance for no less than three (3) years after cessation of Executive’s employment.

(ii)	Viewpoint shall defend, indemnify and hold Executive harmless, to the fullest extent permitted by law and by Viewpoint’s by-laws, against all claims that arise from or out of, or are related to Executive’s actions or inactions while employed with Viewpoint (including attorneys’ fees, judgments, fines, defense costs and amounts paid in any settlement). For the avoidance of doubt, the foregoing indemnification will be provided with respect to all times during which Executive served as a director or officer of Viewpoint, regardless of whether any claim covered by this Section 2(j)(ii) is asserted during the Term of Employment or after Executive’s employment ceases.

3. Termination; Severance; Change in Control.

(a) Termination Without Cause or With Good Reason. If, at any time during the Term of Employment, Executive’s employment is terminated by Viewpoint without Cause (as defined below), or if Executive terminates his employment with Viewpoint for Good Reason (as defined below),

(i)	Viewpoint will pay to Executive an amount equal to two (2) times Executive’s then current Base Salary, which shall be payable in a lump sum, and

(ii)	One hundred percent (100%) of the unvested portion of the Option and all other options, if any, granted to Executive during the Term of Employment, will immediately vest and will remain exercisable by Executive for three (3) months following the effective date of termination (the “Termination Date”).

(iii)	In addition, unless otherwise prohibited by the terms of the applicable plans, Viewpoint shall reimburse Executive for, or pay on Executive’s behalf, the premiums necessary to continue Executive’s participation in Viewpoint’s welfare benefit plans for one (1) year following the Termination Date, including, without limitation, all medical, prescription, dental, disability, group life, accidental death and travel accident insurance plans and programs maintained by Viewpoint, at the level provided to Executive immediately prior to the Change in Control; provided, however, that if Executive becomes covered under any plans of another employer that provide substantially similar coverage, the coverage provided by Viewpoint pursuant to this Subsection 3(a)(iii) will cease.

(iv)	In addition to the foregoing, Executive will be entitled to continue his coverage under the above plans to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985 “COBRA”) commencing on the first (1st) anniversary of the Termination Date.

(b) Termination With Cause or Without Good Reason. If, at any time during the Term of Employment, Viewpoint terminates Executive’s employment with Cause, or if Executive terminates his employment with Viewpoint without Good Reason, Viewpoint will have no obligation to make any payments to Executive under this Agreement, and the unvested portion of the Option and all other options, if any, granted to Executive at any time before such termination will be forfeited and will not vest and will not be exercisable at any time by Executive.

(c) Termination in Connection with a Change in Control of Viewpoint. If, at any time within one (1) year following a Change in Control of Viewpoint, Executive’s employment is terminated by Viewpoint (or its successor, as the case may be) without Cause, or by Executive for Good Reason, then

(i)	Executive shall be entitled to a lump sum amount, in cash and payable within ten (10) days following the Termination Date, equal to two (2) times Executive’s Base Salary,

(ii)	One hundred percent (100%) of the unvested portion of the Option and all other options, if any, granted to Executive at any time before such termination will immediately vest and will remain exercisable by Executive for three (3) months following the Termination Date, and

(iii)	Unless otherwise prohibited by the terms of the applicable plans, Executive shall be entitled to continued participation in Viewpoint’s welfare benefit plans for one (1) year following the Termination Date, including, without limitation, all medical, prescription, dental, disability, group life, accidental death and travel accident insurance plans and programs of Viewpoint, at the level provided to Executive immediately prior to the Change in Control; provided, however, that if Executive becomes eligible for coverage under any plans of another employer that provide substantially similar coverage, the coverage provided by Viewpoint pursuant to this Subsection 3(c)(ii)(C) will cease. In addition to the foregoing, Executive will be entitled to continue his coverage under the above plans to the extent required by COBRA commencing on the first (1st) anniversary of the Termination Date.

(d) Non-Duplication of Benefits; No Interest. In the event of the termination of Executive’s employment, his rights under any benefit plans in which he is a participant shall be determined in accordance with the terms of the plans and by applicable law. Notwithstanding any other provision in this Agreement, nothing in this Agreement shall result in a duplication of payments or benefits provided under this Section 3, nor shall anything in this Agreement require Viewpoint to make any payment or to provide any benefit to Executive that Viewpoint is otherwise required to provide under any other contract, agreement or arrangement. No interest shall accrue on or be paid with respect to any portion of any payments hereunder, except as required by law.

(e) General Release. No payments or benefits payable to Executive upon the termination of his employment pursuant to this Section 3 shall be made to Executive unless and until he executes a general release substantially in the form attached hereto as Exhibit B.

(f) Non-Competition. The obligations of Executive under Section 12 (Non-Compete) of the Duty of Loyalty Agreement provided for in Section 1(b) above shall apply only in the event that Executive receives payments pursuant to Section 3(a), above. In addition, Viewpoint may, at its option, provide Executive with salary continuation payments for reasons not covered in Section 3(a) in exchange for Executive’s compliance with Section 12; provided, however, that if Viewpoint does not make such election, Section 12 shall be null and void and without further effect.

          4. Definitions. In addition to certain terms defined elsewhere in this Agreement, the following terms will have the following respective meanings:

(a) “Cause” means the occurrence of any of the following:

(i)	the willful and continuing refusal of Executive to follow the lawful directives of the Board, provided that such directives are consistent with Executive’s title and position,

(ii)	conduct that is intentional and known by Executive to be materially harmful or potentially materially harmful to Viewpoint’s best interest,

(iii)	gross negligence in the performance of, or willful disregard of, Executive’s obligations hereunder,

(iv)	Executive’s conviction of any felony, or

(v)	Executive’s commission of any act of dishonesty or moral turpitude which, in the good faith opinion of the Board, is materially detrimental to Viewpoint;

provided, however, that in the event of a termination due to one or more of the reasons set forth in clauses (a)(i), (ii) and/or (iii), Executive shall be provided with a period of five (5) business days from the date Viewpoint gives notice of such termination to effectively cure or remedy such reason or reasons (unless such cure or remedy is not possible).

(b)	“Good Reason” means the occurrence of any of the following:

(i)	any material breach by Viewpoint of its obligations under this Agreement,

(ii)	relocation of the Executive’s principal place of employment from the City of New York, without the Executive’s consent,

(iii)	a significant diminution of Executive’s duties as set forth in Section 1 without Executive’s consent, or

(iv)	a failure by Viewpoint to obtain a written agreement from any successor or assign of Viewpoint to assume the material obligations under this Agreement upon a Change in Control;

provided, however, that in the event of a termination for Good Reason, Viewpoint shall be provided with a period of five (5) business days from the date Executive gives notice of such termination to effectively cure or remedy such reason or reasons; and if Viewpoint fails to cure or remedy the reason or reasons for termination, Executive’s Good Reason termination shall be effective as of the date the notice was given.

(c)	“Change in Control of Viewpoint” means and includes each of the following:

(i)	the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by any person or any group of persons who constitute a group (within the meaning of Section 13d-3 of the Exchange Act) of any securities of Viewpoint such that, as a result of such acquisition, such person or group beneficially owns (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, more than fifty percent (50%) of Viewpoint’s outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board;

(ii)	the consummation of any merger or any other business combination, in one or more transactions, including, but not limited to a sale of all or substantially all of the assets of Viewpoint, other than a transaction immediately following which the shareholders of Viewpoint who owned shares immediately prior to the transaction continue to own, by virtue of their prior ownership of Viewpoint shares, at least fifty percent (50%) of the voting power, directly or indirectly, of the surviving corporation in any such merger or business combination; or

(iii)	the consummation of a plan of complete liquidation of Viewpoint.

5. Miscellaneous.

(a) Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries or legal representatives without Viewpoint’s prior written consent; provided, however, that nothing in this Section 5(a) shall preclude Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

(b) Binding Effect. Without limiting or diminishing the effect of Section 5(a) hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

(c) Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

(d) Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person, sent by first class certified or registered mail, postage prepaid or sent by overnight courier, if to Viewpoint, at its principal place of business, and if to Executive, at his home address most recently filed with Viewpoint, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

(e) Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

(f) Relevant Law; Venue. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to the conflict of laws principles thereof, and any dispute hereunder shall be adjudicated exclusively by the federal courts of the Southern District of New York or, in the absence of such courts’ willingness to hear such dispute, by the state courts located in the City of New York.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

6. Acknowledgement. Executive represents and acknowledges the following:

(a) He has carefully read this Agreement in its entirety;

(b) He understands the terms and conditions contained herein;

(c) He has had the opportunity to review this Agreement with legal counsel of his own choosing and has not relied on any statements made by Viewpoint or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

(d) He is entering into this Agreement knowingly and voluntarily.

          IN WITNESS WHEREOF, Executive and the authorized representative of the Board of Viewpoint execute and enter into this Agreement as of the date first above written.

EXECUTIVE	VIEWPOINT CORPORATION

/s/ Jerry S. Amato	/s/ Robert E. Rice

Jerry S. Amato	By: Robert E. Rice
Chief Executive Officer